Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. APPOINTS ELENA VERBINSKAYA CHIEF ACCOUNTING OFFICER

HOUSTON, Oct. 3, 2023 – Howard Hughes Holdings Inc. (NYSE: HHH) (“the Company” or “Howard Hughes”) announced today that Elena Verbinskaya has been appointed Chief Accounting Officer and designated Principal Accounting Officer for the Company, responsible for overseeing accounting and financial reporting across the Company’s national portfolio.

Verbinskaya joined Howard Hughes in 2023 as Executive Vice President of Accounting. Prior to joining Howard Hughes, she served as Vice President of Financial Reporting and Accounting Integration at IPSCO Tubulars Inc., a North American division of TMK Group. She also held the position of Chief Accounting Officer at TMK Group, one of the world’s leading producers and suppliers of steel pipe for the oil and gas industry. Verbinskaya has over 20 years of accounting experience, and is a Certified Public Accountant in the U.S. and a Fellow Member of the Association of Chartered Certified Accountants in the U.K. She holds a Masters in Accounting, Analysis and Audit from Far Eastern State University.

“Since joining Howard Hughes, Elena has proven to be a tremendous asset to the Company and will help us continue to achieve our financial goals in her role as Chief Accounting Officer,” said Carlos A. Olea, Chief Financial Officer for Howard Hughes. “With a strong competitive advantage and dominant market share, Howard Hughes is well positioned across our portfolio to deliver outsized risk-adjusted returns.”

There are no arrangements or understandings between Verbinskaya and any other person pursuant to which she was selected as an officer, and there are no family relationships between Verbinskaya and any of the Company’s directors or other executive officers. Verbinskaya has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

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Media Contact

Cristina Carlson, 646-822-6910

SVP, Head of Corporate Communications

cristina.carlson@howardhughes.com

Investor Relations Contact

Eric Holcomb, 281-475-2144

SVP, Investor Relations

eric.holcomb@howardhughes.com